Exhibit 23.5

CONSENT

We consent to the disclosure, in the Registration Statement and accompanying Prospectus (“RS&P”) dated on or about June 24, 2005, that Crystallex International Corporation (“Crystallex”) is filing with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended, of the written information attributed to us and provided to Crystallex, and of our opinions set forth therein, contained in our report entitled “Las Cristinas Project, Venezuela Feasibility Study (20,000 t/d Production Rate)” dated September, 2003 (the “20,000 t/d Feasibility Study”), and of our report entitled “Las Cristinas Project, Venezuela Feasibility Study (40,000 t/d Production Rate)” dated January, 2004 (the “40,000 t/d Feasibility Study”) relating to the Las Cristinas Properties in Venezuela. Such written information and our opinions are contained in the Annual Information Form for the year ended December 31, 2004 (“AIF”), dated March 31, 2005, that Crystallex filed with the Ontario Securities Commission, which AIF was attached as an Exhibit 99.1 to the Annual Report on Form 40-F for the year ended December 31, 2004 (“Form 40-F”), that Crystallex filed on March 31, 2005, with the SEC pursuant to the Securities Exchange Act of 1934. We understand that Crystallex is incorporating Form 40-F by reference in its RS&P.

SNC-Lavalin Engineers & Constructors Inc. (“SLE&C”) has no reasonable ground to believe, and does not in fact believe, that there had been a misrepresentation in such Registration Statement in respect of the contents of the 40,000 t/d Feasibility Study or the 20,000 t/d Feasibility Study (jointly referred to as the “Feasibility Studies”), provided, however, that SLE&C has not reviewed the documents incorporated by reference in the RS&P, referred to as items (b), (c), (d), and (e), and this consent does not apply to those documents.

The work and/or services described in the following portions of the Feasibility Studies were performed, and the opinions in respect thereof are expressed by others, and edited by SLE&C for consistency of format only:

(a)      Property description and location;

(b)      Geology and resources (including mineral resource estimates);

(c)      Mining (including mineral reserve estimates);

(d)      Metallurgical test work (except as stated in the Feasibility Study);

(e)      Geotechnical test work and interpretation;

(f)      Administration and operations;

(g)      Financial analysis (including estimates of Cumulative Free Cashflow, NPV (unleveraged), IRR (unleveraged), and Payback period);

(h)      Socio-economic issues.

SLE&C has not taken any steps to audit or confirm such information and, as such, SLE&C expresses no opinions in respect of these matters.

We also consent to the use of our name under the heading “Experts” in any filing of such RS&P.

Date: June 24, 2005	SNC-Lavalin Engineers & Constructors Inc.

	By:	/s/ Yash Sthankiya
	Name:	Yash Sthankiya
	Title:	Senior Vice-President, Operations